Free writing prospectus dated June 11, 2024
Filed pursuant to Rule 433 of the Securities Act of 1993, as amended
Relating to Preliminary Prospectus dated June 5, 2024
Registration No. 333-279752

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. This document contains confidential information . Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. Investor Presentation June 2024 (Nasdaq: LNKS) Free writing prospectus dated June 11, 2024 Filed pursuant to Rule 433 of the Securities Act of 1993, as amended Relating to Preliminary Prospectus dated June 5, 2024 Registration No. 333 - 279752

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. Disclaimer and Forward - Looking Statements This presentation pertains to the proposed public offering of Class A Ordinary Shares ("Ordinary Shares") of LINKERS INDUSTRIES LIMITED (the "Company"), an exempted company incorporated under the laws of the British Virgin Islands, which are being registered on the Registration Statement . It should be read in conjunction with the preliminary prospectus included in the Registration Statement filed by the Company with the Securities and Exchange Commission (SEC) for the offering related to this presentation . The preliminary prospectus may be accessed through the following link : https : //www . sec . gov/cgi - bin/browse - edgar?action=getcompany&CIK= 0001972074 &owner=include&count= 40 The registration statement has not yet become effective . Before you invest, it is advisable to read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more comprehensive information about us and the offering . You can access these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or the representative of the underwriter will arrange to send you the prospectus if you contact Revere Securities LLC, via email at contact@reveresecurities . com , or contact Linkers Industries Limited via email at linkers . ir @linkers - hk . com . This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates . The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation . This presentation contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other data about our industry . This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates . In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk . We undertake no duty to update such estimates . This presentation contains forward - looking statements . All statements in this presentation, other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," and similar expressions are intended to identify forward - looking statements . In addition, from time to time, we or our representatives may make forward - looking statements orally or in writing . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the "Risk Factors" section of the Company’s preliminary prospectus filed on Form F - 1 . Furthermore, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . In evaluating these forward - looking statements, you should consider various factors, including our ability to change the direction of the Company, our ability to keep pace with new technology and changing market needs, and the competitive environment of our business . These and other factors may cause our actual results to differ materially from any forward - looking statement . Forward - looking statements are only predictions . Thus, you should not rely upon forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations . 2

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. Free Writing Prospectus Statement This free writing prospectus relates to the proposed initial public offering of the Class A ordinary shares(the "Ordinary Shares"), par value US $ 0 . 00001 per share, of Linkers Industries Limited (the "Company"), which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link : https : //www . linkers - hk . com This presentation highlights basic information about the Company and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov/ . Alternatively, we or our underwriter will arrange to send you the Registration Statement if you contact Revere Securities LLC, 560 Lexington Ave, 16 th Floor, New York, NY 10022 , USA, Attention : Authur DeFilippo, or via email at contact@reveresecurities . com or telephone at + 1 (212) 688 2238 . See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . 3

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. Table of Contents 03 Business Operation 02 Company Overview 01 Offering Summary 08 Financial Highlights 06 Growth Strategies 05 Competitive Advantages 4 04 Industry and Market Data 09 Governance & Management 07 Use of Proceeds

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 5 01 Offering Summary

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 01 Offering Summary Linkers Industries Limited Issuer 11,250,000 Ordinary Shares, including 8,750,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares Number of shares outstanding before this offering 2,200,000 Class A Ordinary Shares or 2,530,000 if the underwriter exercise their over - allotment option in full Offering Shares Class A Ordinary Shares: 1 vote per share Class B Ordinary Shares: 20 votes per share Voting Power Initial Public Offering Offering Type LNKS Proposed Nasdaq Capital Market Symbol USD 4.00 – USD 6.00 Offering Price per share USD 8,800,000 – USD13,200,000 Offering Size Revere Securities LLC Underwriter 6

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 7 02 Company Overview

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 02 Company Overview Corporate Structure Linkers Industries Limited (Incorporated in BVI*) TEM SP Limited (Incorporated in BVI*) TEM Electronics (M) Sdn . Bhd . (Incorporated in Malaysia) 100% 100% 8 * British Virgin Islands

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 02 Company Overview We are a manufacturer and a supplier of wire/cable harnesses with our manufacturing operation in Malaysia and have more than 20 years’ experience in the wire/cable harnesses industry. Wire/cable harness refers to an assembly of wires/cables bound together with straps, cable ties and electrical tapes to transmit signals or electrical power. Our customers are generally global brand name manufacturers and original equipment manufacturers (“OEMs”) in the home appliances, industrial products and automotive industries that are mainly based in the Asia Pacific Region. 9 Kedah , Malaysia

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 02 Company Overview 10 Business Segments HOME APPLIANCES INDUSTRIAL PRODUCTS AUTOMOTIVE

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 02 Company Overview 11 AUTOMATED MACHINES Production facilities PRODUCTION FLOOR

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 12 03 Business Operation

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 03 Business Operation The following diagram illustrates our business model: 13 Sales and Marketing ▪ B usiness relationships ▪ Market research ▪ Participate in industry trade fairs exhibitions Raw Material Sourcing ▪ Raw material procurement ▪ Quality standard ▪ Price negotiation ▪ Delivery punctuality Production and Quality Control ▪ Production planning ▪ Manufacturing execution system ▪ Performing stringent quality control and testing procedures Inventory and Logistics Management ▪ Monitor and control inventory level ▪ Ensuring shipment accuracy ▪ Delivering products through third party logistics and transportation companies

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 03 Business Operation Production Process 14 Wire cutting & stripping Assembly Crimping & termination Testing, packing & delivery

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 15 04 Industry and Market Data

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 04 Industry and Market Data 16 115.3 124.9 122.4 121.5 144.7 147.8 155.5 165.4 176.6 187.7 199.3 0 50 100 150 200 250 2017 2018 2019 2020 2021 2022 2023F 2024F 2025F 2026F 2027F Major Appliances Market Size in Asia Pacific Region (USD billion) CAGR: 5.1% CAGR: 6.2% The chart below sets out the historical (2017 - 2022) and forecast (2023 - 2027) of the sales revenue of major appliances in the Asi a Pacific Region, respectively: Source : Ken Research

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. Major Appliances Market Size in Western Europe (USD billion) 04 Industry and Market Data 17 Source : Ken Research 32.6 33.4 32.4 34.1 37.2 34.6 35.2 36.0 36.8 37.7 38.5 28 30 32 34 36 38 40 2017 2018 2019 2020 2021 2022 2023F 2024F 2025F 2026F 2027F CAGR: 1.2% The chart below sets out the historical (2017 - 2022) and forecast (2023 - 2027) of the sales revenue of major appliances in Western Europe, respectively: CAGR: 2.2%

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 18 05 Competitive Advantages

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 05 Competitive Advantages 19 Customer base in diversified industries (mainly home appliances , industrial products and automotive ) Long term business relationship with renowned global brand name manufacturers and OEMs Main Customers

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 05 Competitive Advantages 20 Extensive understanding of wire harness production process, up - to - date machinery and efficient management resulting in competitive pricing while maintaining quality More than 20 Years of know - how in wire harnesses production 2024 1995

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 05 Competitive Advantages 21 High standard and commitment to quality control Quality Assurance

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 05 Competitive Advantages 22 All products are built according to customer needs and specifications Strong customized production platform

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 05 Competitive Advantages 23 Experienced management team with extensive knowledge of the manufacturing industry where we operate Directors , CEO and CFO with at least 20 Years of experience in the manufacturing industry . Mr. Man Tak LAU (“Mr. Lau”) Director and Chairman of the Board of Directors Mr. Wai Kee KAN (“Mr. Kan”) Chief Executive Officer and Director Ms. Chooi Phing TEH (“Ms. Teh ”) Chief Financial Officer and Director Mr. Wai Cheung LAW (“Mr. Law”) Director

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 05 Competitive Advantages 24 Customer base in diversified industries (mainly home appliances , industrial products and automotive ) Long term business relationship with renowned global brand name manufacturers and OEMs Extensive understanding of wire harness production process, up - to - date machinery and efficient management resulting in competitive pricing while maintaining quality High standard and commitment to quality control Strong customized production platform Experienced management team with extensive knowledge of the manufacturing industry where we operate

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 25 06 Growth Strategies

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 06 Growth Strategies 26 01. PRODUCTION CAPACITY To support our business growth, we plan to boost production capacity by acquiring new machinery and implementing a more automated assembly process , including a conveyor system . This upgrade aims to enhance productivity, improve cost competitiveness, assure better quality for customers, and elevate our market positioning . The increased production capacity is expected to generate cost savings through economies of scale, reducing indirect costs and decreasing dependence on various skilled workers . Growth Strategies

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. To increase market share , we aim to secure more allocations from existing projects and win new projects . We'll focus on direct selling through frequent customer visits to strengthen relationships and explore new opportunities . We plan to visit and/or participate in some major industry conferences and shows, such as Consumer Electronics Show and Wiring Harness Manufacturer's Association Conference . Additionally, we plan to set up global sales offices, particularly in the U . S . , to enhance our international presence and swiftly respond to customer needs in various regions . 06 Growth Strategies 27 02. DIVERSIFY CUSTOMER BASE Growth Strategies

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. To support our business growth and diversify revenue sources, we plan to acquire stakes in companies or form joint ventures within the wire/cable harnesses industry's value chain . While specific targets are yet to be identified, our focus will be on acquisitions and joint ventures that complement our operations, align with our business strategies, and enhance our production capabilities . We aim to maximize our company's potential value by selecting targets that strengthen our market presence, products, and bring synergies . Criteria for selection will include factors like market share, reputation, and customer base . As of now, no specific targets for acquisition or joint ventures have been identified . 03. MERGER & ACQUISITION 06 Growth Strategies 28 Growth Strategies

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 04. ENHANCE CAPABILITIES To improve overall operational efficiency, we plan to focus on three key aspects : Research and Development (R&D) : We aim to boost our competitiveness and enhance engineering, production, and quality assurance processes through increased investment in application of R&D . This involves recruiting additional engineering talent and upgrading/acquiring advanced application software/hardware . Human Resources : To maintain a competitive edge, we'll not only hire more R&D personnel but also focus on developing staff in key areas such as sales and marketing to support direct sales efforts, and technical, production, and quality management to improve operational efficiency . Manufacturing and Information Technology Systems : As our business scales, we intend to upgrade manufacturing and information technology systems . This includes better control over financial, human resources, sales, and customer relationship management information . This upgrade is expected to enhance productivity, efficiency, and reduce administrative costs, ultimately increasing our competitive position . 06 Growth Strategies 29 Growth Strategies

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 30 07 Use of Proceeds

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 07 Use of Proceeds 31 30% We plan to use the net proceeds of this offering as follows: P otential acquisition of companies and/or formation of joint ventures within the value chain of the wire/cable harnesses industry 20% P urchase of machinery or equipment 10% M arketing promotion and setting up global sales offices , in particular in the U.S. 40% F unding working capital

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 32 08 Financial Highlights

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 08 Financial Highlights (Unaudited) For the six months ended December 31, 2023 (Unaudited) For the six months ended December 31, 2022 For the year ended June 30, 2023 For the year ended June 30, 2022 Period USD ’ 000 RM ’ 000 RM ’ 000 USD ’ 000 RM ’ 000 RM ’ 000 Currency 2,363 10,848 17,021 7,346 34,269 32,465 Revenue 274 1,257 2,712 978 4,560 5,171 Gross Profit (188) (864) 269 40 185 563 Profit/(Loss) 3,737 17,155 20,091 3,949 18,423 22,215 Net current assets 7,023 32,236 34,878 7,487 34,928 35,019 Total assets 3,992 18,323 19,274 4,113 19,185 19,003 Net asset value 33

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 08 Financial Highlights Revenue – Geographical The following table breaks down revenue by geographic location of the Group’s revenue. The geographical location is based on the location at which the goods is delivered to the customers. 34 (Unaudited) For the six months ended December 31, 2023 (Unaudited) For the six months ended December 31, 2022 For the year ended June 30, 2023 For the year ended June 30, 2022 Period 49% 42% 40% 45% Thailand 35% 21% 26% 21% Malaysia 8% * 27% 23% 25% Switzerland 7% 9% 10% 8% United States of America 1% 1% 1% 1% Others Asia – 84% Europe – 8% North America – 7% * The revenue scale was dropped, the decrease was mainly due to the postponement of sales orders which was influenced by the ongoing conflict in Ukraine and Gaza.

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 35 09 Governance & Management

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 09 Governance & Management 36 Title Name Director and Chairman of the Board of Directors Mr. Man Tak LAU Chief Executive Officer and Director Mr. Wai Kee KAN Chief Financial Officer and Director Ms. Chooi Phing TEH Director Mr. Wai Cheung LAW Independent Director Ms. Kelly Wai Yan HUI Independent Director Ms. Carrie Chui Ying YU Independent Director Mr. Wai Kuen CHEUNG Independent Director Mr. Lionel Khuat Leok CHOONG Independent Director Mr. Norman Chun Kin HUI

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. 09 Governance & Management 37 Mr. Man Tak LAU - Director and Chairman of the Board of Directors • M ore than 20 years of experience in the wire/cable harness manufacturing industry and in finance and accounting . • Previously served in director roles at a number of listed companies on the Hong Kong Stock Exchange . • Responsible for the corporate development and strategic planning of our Group . • Graduated from The Hong Kong Polytechnic University with a bachelor of arts degree in accountancy . • An associate member of the Hong Kong Institute of Certified Public Accountants (“HKICPA”), a fellow member of the Association of Chartered Certified Accountants (“ACCA”), a fellow member of the Hong Kong Institute of Directors and a member and a fellow member of the Hong Kong Securities and Investment Institute . Mr. Wai Kee KAN - Chief Executive Officer and Director • More than 20 years of experience in the manufacturing industry and in auditing and accounting . • Previously served in an executive director and leadership role at a listed company on the Hong Kong Stock Exchange . • R esponsible for our Group’s overall management, corporate development and strategic planning . • Graduated from City University of Hong Kong with a bachelor of arts degree in accountancy . Ms. Chooi Phing TEH - Chief Financial Officer and Director • More than 25 years of working experience in auditing, manufacturing, railway construction, property development and construction . • Previously served in a senior role at a Malaysian private company . • Responsible for overseeing the overall financial control, human resource affairs and administration . • Graduated from University Utara Malaysia with a bachelor’s degree in accountancy . • A member of the Malaysian Institute of Accountants . Mr. Wai Cheung LAW - Director • More than 25 years of experience in the manufacturing industry and in accounting and finance . • Previously served in a senior role at a listed company on the Hong Kong Stock Exchange . • R esponsible for our Group’s internal control and overseeing the day - to - day operations of the business .

09 Governance & Management – Independent Board Members

Ms. Kelly Wai Yan HUI

- More than 15 years of experience in the investment banking industry.
- Currently a director at a corporate finance firm.
- A bachelor of social sciences from Lingnan University, Hong Kong; a master's degree in banking and finance from University of Stirling, United Kingdom; a master's degree in China economic laws from Jinan University, the PRC.
- A panel member of Hong Kong Mediation Centre; and an international accredited professional mediator.

Ms. Carrie Chiu Ying YU

- More than 15 years of experience in the investment banking industry and business strategic.
- Currently a strategic advisor of a listed company on the Tokyo Stock Exchange; chief operating officer and head of business development at an investment management firm.
- A bachelor of science degree in business administration (finance) from Carnegie Mellon University, US.

Mr. Wai Kuen CHEUNG

- More than 25 years of experience in accounting, auditing, financial, general management and direct investment in international accounting firm, private equity, public and private companies.
- Currently a director of a consulting and advisory firm.
- Graduated from The Hong Kong Polytechnic University with a bachelor of arts degree in accountancy; a master's degree in business administration from The University of Manchester.
- An associate of the HKICPA; and a fellow member of the ACCA.

Mr. Lionel Khuat Leok CHOONG

- More than 33 years of experience in accounting, auditing, internal control, corporate finance and corporate governance.
- Currently an independent director and audit committee chairman of MOXIAN Inc on NASDAQ (NASDAQ: "MOXC").
- A bachelor of arts degree in accountancy from London Guildhall University, UK; a master of business administration degree from the Hong Kong University of Science and Technology and the Kellogg School of Management at US Northwestern University.
- A fellow member of the Institute of Chartered Accountants in England and Wales (ICAEW).

Mr. Norman Chun Kin HUI

- More than 15 years of experience in corporate finance, mergers and acquisitions and other corporate transactions.
- Currently a partner and the head of equity capital markets of the Hong Kong branch of an international law firm.
- A bachelor of commerce degree in accounting and a bachelor of laws degree from University of New South Wales.
- Admitted as solicitor and barrister in New South Wales, Australia; as solicitor in Hong Kong and as solicitor in England & Wales.

LINKERS INDUSTRIES LIMITED
This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited.
38

This document contains confidential information. Any total or partial reproduction, sharing or improper use of this content without prior authorization from Linkers is expressly prohibited. Issuer Contact: Linkers Industries Limited Lot A99, Jalan 2A - 3, A101 & A102, Jalan 2A, Kawasan Perusahaan MIEL Sungai Lalang, 08000 Sungai Petani, Kedah Darul Aman, Malaysia. linkers.ir@linkers - hk.com Underwriter Contact: Revere Securities LLC 560 Lexington Ave, 16 th Floor, New York, NY 10022, USA. syndicate@reveresecurities.com Contact Information